SEC File No. 333-127193

Filed pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated September 27, 2006)

6,090,052 Shares

REMEDENT, INC.

Common Stock

This prospectus supplement supplements and amends the prospectus dated September 27, 2006 related to the resale by selling stockholders of up to 6,090,052 of shares of common stock of Remedent, Inc. (the “Company”, “we,” or “our”). This prospectus supplement should be read in conjunction with the prospectus dated September 27, 2006 (the “Prospectus”) which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement superseded the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements thereto.

The Company made the following amendments to our periodic reports to include as exhibits all documents related to the mixed-use line of credit opened by our subsidiary, Remedent N.V., with Fortis Bank in Belgium:

(i)

Amendment No. 2 to Annual Report on Form 10-KSB/A for the fiscal year ended March 31, 2005 was filed with the Securities and Exchange Commission (“SEC”) on June 11, 2007 to include Exhibit 10.23, Fortis Bank General Lending Conditions for Corporate Customers (“General Terms and Conditions”), as well as Exhibit 10.24, Line of Credit Agreement by and between Remedent, N.V. and Fortis Bank dated September 8, 2004, subject to the General Terms and Conditions.

(ii)

Amendment No. 1 to Annual Report on Form 10-KSB/A for the fiscal year ended March 31, 2006 was filed with the SEC on June 11, 2007 to include Exhibit 10.31, Amendment to Line of Credit Agreement by and Between Remedent, N.V. and Fortis Bank dated March 13, 2006, subject to the General Terms and Conditions.

(iii)

Amendment No. 1 to Quarterly Report on Form 10-QSB/A for the three months ended September 30, 2006 was filed with the SEC on June 11, 2007 to include Exhibit 10.32, Amendment to Line of Credit Agreement by and Between Remedent, N.V. and Fortis Bank dated September 1, 2006, subject to the General Terms and Conditions.

On October 8, 2004, Remedent N.V. opened this mixed-use line of credit facility with Fortis Bank for €1,070,000 (the “Facility”). The Facility is secured by a first lien on all assets of Remedent N.V. The purpose of the Facility is to provide working capital to grow our business and to finance certain accounts receivable as necessary.

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Since opening the facility in 2004, Remedent N.V. and Fortis Bank have subsequently amended the Facility several times to increase or decrease the line of credit. On May 3, 2005 the Facility was amended to decrease the line of credit to €1,050,000. On March 13, 2006 the Facility was amended to increase the line of credit to €2,300,000, consisting of a €1,800,000 credit line based on the eligible accounts receivable and a € 500,000 general line of credit. The latest amendment to the Facility, dated September 1, 2006, amended and decreased the mixed-use line of credit to €2,050,000. Each line of credit carries its own interest rates and fees as provided in the Facility. Remedent N.V. is currently only utilizing two lines of credit, advances based on account receivables and the straight loan. As of June 18, 2007, there was €500,000 outstanding under the straight loan with 5.84% interest rate, and €448,676 outstanding based on the eligible accounts receivable with 6.40% interest rate, for a total of €948,676.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “REMI.OB”. On June 18, 2007, the last reported sale price for our common stock as reported on the Over-the-Counter Bulletin Board was $1.55 per share.

Investing in our common stock involves certain risks and uncertainties. See “Risk Factors” beginning on page 4 of the Prospectus and the risk factors included in our Annual Report on Form 10-KSB for the year ended March 31, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 18, 2007

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